                                 EXHIBIT 99.1
                                 ------------

                               NO. ____________


ROBERT ALPERT, on behalf of         (S)  IN THE DISTRICT COURT OF
Physicians Resource Group, Inc.     (S)
                                    (S)
    Plaintiff,                      (S)
                                    (S)
vs.                                 (S)    HARRIS COUNTY, TEXAS
                                    (S)
PHYSICIANS RESOURCE GROUP, INC.,    (S)
DR. DAVID MEYER, and                (S)
LUCIUS E. BURCH, III,               (S)
                                    (S)
   Defendants.                      (S)  _____ JUDICIAL DISTRICT


                         PLAINTIFF'S ORIGINAL PETITION
                         -----------------------------
                          FOR INJUNCTION AND DAMAGES
                          --------------------------

TO THE HONORABLE JUDGE OF SAID COURT:

     Robert Alpert, Plaintiff ("Alpert"), on behalf of Physicians Resource Group, Inc., ("PRG") complains of Dr. David Meyer and Lucius E. Burch, III, defendants, and would show the Court as follows:

                                      I.

                                 Introduction
                                 ------------

     This is a shareholders' derivative action that involves the activities of defendants Dr. David Meyer and Lucius E. Burch, III to unlawfully gain control of PRG and manage the Company for the benefit of Meyer and other provider shareholders, and not for the benefit of all shareholders of the Company.

     1. Plaintiff intends to conduct discovery under a Level 3 Discovery Control Plan.

                                      II.

                                    Parties
                                    -------

     2. Plaintiff Robert Alpert is an individual resident of the State of Texas and shareholder in PRG.

     3. PRG is a Delaware corporation whose principal place of business in Dallas, Texas. PRG also maintains an office at 5005 Riverway, Suite 400, Houston, Texas 77056. PRG may be served by serving its registered agent for service of process, CT Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201. PRG is joined as a nominal defendant only and should be realigned as the plaintiff on Counts I- III.

     4. Defendant Dr. David Meyer is an individual resident of the State of Tennessee, who has conducted business within the State of Texas, and is Chairman of the Board of PRG. Meyer may be served with process by serving the Secretary of State of the State of Texas pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code. His address is 1433 East Massey Road, Memphis, Tennessee 38120.

     5. Defendant Lucius E. Burch, III is an individual resident of the State of Florida who has conducted business in the State of Texas, and serves as a director on the Board of Directors of PRG. Burch may be served with process by serving the Secretary of State of the State of Texas pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code. His address is at 438 Rosemeade Lane, Naples, Florida 33999.

     6. Venue is proper in this Court because the Plaintiff resides in Harris County and all or part of Plaintiff's causes of action accrued in Harris County, Texas.

                                     III.

                               Nature of Action
                               ----------------

     7. This action is brought pursuant to Article 5.14, Texas Business Corporation Act and Rule 42 of the Texas Rules of Civil Procedure by Plaintiff who is a shareholder of PRG and is brought in order to enforce a right of the corporation because the corporation has failed to enforce a right which may and properly should be asserted by it.

     8. Plaintiff has been a shareholder in PRG since the Company's inception in 1993, remained a shareholder at the time of the acts giving rise to this suit, and is currently a shareholder in the Company.

     9. Plaintiff will fairly and adequately represent the interests of the similarly situated shareholders of PRG in enforcing PRG's rights.

     10. On December 20, 1998, Plaintiff wrote a letter to Dr. David Meyer, complaining of Dr. Meyer's conflicts of interest and inability to perform as an independent director, and that Dr. Meyer could not carry out an independent review of PRG's claims against Dr. Meyer. Plaintiff received no satisfactory reply. On February 9, 1999, Plaintiff wrote a letter to Mr. Lawrence Kalinec, at Fulbright & Jaworski, counsel to PRG's board, complaining of the acts of defendants Burch and Meyer, and their legal adviser, Mr. Linton Barbee, of Fulbright & Jaworski. This letter was copied to all members of PRG's Board of Directors and to Mr. Michael Yeary, the current Chief Operating Officer of PRG. In the letter, Plaintiff complained that defendants Burch and Meyer had unlawfully taken over the Board of Directors, and Plaintiff advised the board's attorneys that each board member had a duty to review the non-performance of Dr. Meyer relative to the failed tender offer he pursued with PRG, as well as breaches of his other contracts with PRG. Plaintiff received no satisfactory reply to the complaints raised in his letter. On February 22, 1999, Plaintiff also sent a letter to Mr. James S. Ryan, at Jackson Walker LLP, attorneys for PRG, noting the need to restructure the current board, and suggesting ways to resolve some of the complaints Plaintiff had raised in his earlier letter to Mr. Kalinec. The only replies received by Plaintiff were unacceptable. Moreover, the rejection of his demands did not, and could not, result from a decision of a majority vote of the independent and disinterested directors, as required under sections F and H of Article 5.14, Texas Business Corporation Act, because as set forth below, there are no independent or disinterested directors on PRG's board. In the alternative, to the extent the above does not constitute a demand and rejection, the requirement for demand should be waived, as PRG will suffer irreparable harm if this suit is not allowed to be prosecuted immediately.

                                      IV.

                                     Facts
                                     -----

     11. PRG was incorporated in 1993 in Delaware and began operations in 1995. It provides management and administrative services for doctors engaged in ophthalmic and optometric practices ("the Practices"). PRG is one of the nation's largest single-specialty physician practice management companies.
PRG's principal mode of operations is to trade PRG stock for the operating assets of the Practices and then have a subsidiary enter into Service Agreements with the Practices whereby PRG provides management and administrative services to the Practices in return for a portion of the Practices' revenues. As of April 6, 1998, PRG and its subsidiaries were affiliated with 130 eye care practices.

     12. PRG's stock was publicly registered pursuant to the Securities Act of 1933, 15 U.S.C. (S)(S) 77b et. seq., and was originally offered to the public on June 23, 1995 at a price of $13.00 per share. The Company was listed on the New York Stock Exchange, and its stock has traded as high as $33.38 per share in June of 1996, but as low as $.50 per share in October 1998. The New York Stock Exchange recently delisted the stock. It is now traded on the Bulletin Board.

     13. As PRG's stock price has declined, the advantages of its arrangements with the Practices had become less financially desirable to the physicians who owned the Practices. A number of the Practices have refused to pay PRG under the Service Agreements. A number of the Practices have sought to terminate the Service Agreements, and others have instituted litigation against PRG.
Defendant Meyer's practice owes PRG approximately two and one-half million dollars, but PRG has failed to take any action to collect the sums owed to it by Meyer and others under the Service Agreements.

     14.  As of April 6, 1998, the following persons served as officers of PRG.

     Richard A. Gilleland            Chairman of the Board and Chief Executive
                                     Officer
     Peter G. Dorflinger             President and Chief Operating Officer
     Richard J. D'Amico              Executive Vice President
     Jonathan R. Bond                Senior Vice President
     Michael Yeary                   Senior Vice President
     Pamela B. Westbrook             Vice President and Chief Financial Officer

     15. As of March, 1998, the following persons comprised the members of the Board of Directors:

Director:                            Term expires:
Alan C. Baum, M.D.                   1998
Ronald L. Stanfa                     1999
Lucius E. Burch, III                 2000
Richard A. Gilleland                 2000

Dr. Alan Baum, Mr. Gilleland and Mr. Stanfa served as directors of PRG from June 1995. Mr. Burch served as a director since March 1996. As of that time, most of PRG's board members at this date had significant business experience and served on other corporate boards.

     16. As part of a scheme to gain control of PRG, on July 25, 1998, defendant Meyer obtained PRG's agreement to a Letter of Intent ("LOI") which set forth Meyer's intention on behalf of the providers to restructure the Company. The plan included: 1) a tender offer for at least 10,000,000 shares of the common stock for a cash price of $6.00 per share; 2) the restructure of PRG's management service agreements; 3) the resolution and settlement of certain accounts payable and receivable between the Company and several of the providers affiliated with the Company; 4) on satisfactory negotiation of acceptable restructure documents, the transfer of the operating assets of the Practices from the Company back to the Practices, and; 5) on satisfactory negotiation of acceptable restructure documents, the transfer of an interest in ambulatory surgery centers held by the Company back to the providers. In the letter of intent, Meyer represented to PRG that he had received commitments acceptable to him from providers and/or other persons and entities to purchase at least 5,000,000 shares of PRG stock at $5.00 per share, and Meyer further represented that he had received commitments for financing the Tender Offer in amounts and on terms acceptable to him and the other stock buyers. The letter of intent called for the prompt drafting of Definitive Agreements. The LOI prohibited PRG from entertaining or soliciting other offers during the period in which it remained in effect, and consequently shut out any other prospective buyers or interested parties. Meyer also represented in the LOI that "Meyer and the other providers have no desire to conclude a transaction unless a majority of the members of the PRG Board believe in good faith that the shareholders and the bondholders of PRG are treated fairly."

     17. On July 30, 1998, Meyer filed the LOI with the United States Securities and Exchange Commission.

     18. Meyer, in fact, did not have adequate commitments from other stock purchasers or from financing entities sufficient to carry out the cash tender offer. Rather, Meyer proposed the LOI as part of a scheme to gain control of PRG and to manage PRG's affairs for the benefit of himself and other providers, and to the detriment of the non-provider shareholders.

     19. On October 2,1998, Richard A. Gilleland resigned as a Chief Executive Officer, but continued to serve on the board, until October 30, 1998. No CEO has been named to replace Mr. Gilleland.

     20. On October 26, 1998, after several extensions of the deadline for effectuating the tender offer, PRG announced that the LOI and previous tender offer by Meyer had been terminated, as it had become apparent to the board that Meyer could not perform under the LOI and that he did not have the financing that he had previously represented that he had.

     21. On October 30, 1998, PRG announced in a press release that five new directors were elected to the Board: Dr. David Meyer, Dr. Ralph G. Berkeley, Dr. David D. Dulaney, Dr. Robert Osher, and Dr. John Shepherd. Immediately following the election of the five new directors, the four serving directors, Gilleland, Baum, Stanfa and Burch, resigned as directors. The announcement indicated that the five new members would elect Burch to serve again, and that Burch agreed. The addition of the five new members was merely an artifice to replace the Board with one that answered to Meyer's wishes and to further his efforts to avoid shareholder elections. The actions of October 30, 1998, were taken in total disregard of the rights of the shareholders to elect directors.

     22. Defendants Meyer and Burch instigated and controlled this change of the board of directors. Meyer and Burch induced the Chairman of the Board and CEO, Richard Gilleland, and the President of the Company, Peter Dorflinger, to resign by promising to pay them their full contracts if they stepped down early. Meyer and Burch then induced Gilleland and the other two directors to appoint Meyer and his colleagues in their place. With the exception of Burch, the board is now comprised entirely of doctors who have contractual relationships with PRG and whose economic interests conflict with the interests of those shareholders who do not have contracts with PRG.

     23. At the time Meyer took over the Board, the prior board had been discussing whether or not to institute legal proceedings against Meyer based on the failed tender offer, and had also considered suing him and others for sums owed under the Service Agreements. PRG should have instituted such actions against Meyer.

     24. After Meyer and Burch took over the Board, PRG continued to have significant problems. On November 2, 1998, PRG announced that Peter Dorflinger, President and COO had been terminated, and Michael Yeary was appointed as interim COO. PRG also announced that Ann Chaney, CFO, had resigned.

     25. On November 13, 1998 PRG announced that it would not file its quarterly report for the quarter ended September 30, 1998 on a timely basis as a result of problems with the Company's internal controls and financial reporting systems, recent executive terminations, lack of adequate financial information concerning certain affiliated practices which are in disputes with the Company, and Arthur Andersen's resignation as the Company's auditors. PRG also announced that Dr. David Berkeley resigned as director and that Dr. Stephen Weinstock had been appointed in his place.

     26. On November 19, 1998 PRG announced that Drs. Osher and Weinstock had resigned as directors. Since November 19,1998, Dr. Meyer, Dr. Shepherd, Dr. Dulaney and Mr. Burch have constituted PRG's board.

     27. PRG has operated under a credit loan agreement from Nationsbank of Tennessee. The Bank declared the loan in default in November 1998, as a result of the recent executive terminations. The principal balance on the loan of $9,500,000 was not accelerated, however. As part of efforts to assist PRG, Robert Alpert executed a personal guaranty on the Nationsbank debt in the course of negotiating a forebearance agreement with Nationsbank. Defendants Meyer and Burch had previously executed limited guarantees for that debt.

     28. Notwithstanding the fact that Meyer and Burch had executed only limited guarantees on the Nationsbank debt, they have been charging PRG $120,000 per month for credit support, which is at an annualized rate in excess of 15 per cent on the debt they partially guaranteed. When various efforts to obtain further extensions of the Nationsbank loan and secure alternative financing eventually failed, Nationsbank demanded payment on January 26, 1999, and only Robert Alpert honored the guarantee. He arranged for Compass Bank to buy out the loan, and then later, pursuant to his agreement with Compass Bank, became obligated himself to purchase the loan from Compass Bank. Accordingly, Meyer and Burch have been charging PRG for a service that was essentially worthless, as neither performed on his guarantee to Nationsbank.

     29. In 1996, PRG issued convertible subordinated debentures coming due in 2001 in the principal amount of $125,000,000, paying interest at six per cent. On December 2, 1998, PRG announced it was unable to make the interest payment then due on the debentures. Resurgence Asset Management (RAM), a company which holds or manages approximately $92 million of the debentures, contacted PRG in October 1998, to discuss a possible restructuring of the debt. RAM has remained in contact with PRG, and has been receiving confidential and inside information from PRG in connection with RAM's efforts to assist the Company in connection with financial difficulties and restructuring arrangements. During this time period, RAM has also been buying PRG stock, which purchases resulted in the filing of a schedule 13G with the United States Securities and Exchange Commission on January 8, 1999, indicating that RAM had acquired more than 10 percent of PRG's shares.

     30. On March 19, 1999, PRG entered into a restructuring agreement with RAM, which is contingent on the consummation by PRG of a restructuring by September 30, 1999. The Company's overall restructuring would involve the sale of practice assets and interests in the surgery centers to its affiliated Practices and a concurrent termination of the Service Agreements, and a sale of certain interests in the surgery centers to a strategic partner. Under the terms of the restructuring agreement with RAM, debenture holders would receive from PRG $100 million principal amount on the debentures, and an interest in the net proceeds of certain patent litigation. PRG will also pay $3.75 million in interest that was due on the debentures as of December 1, 1998. RAM and PRG are proposing a Company restructuring that would yield approximately $80 million for the practice assets and $20 million for the surgery centers. This proposal, if consummated, would yield little for the non-provider shareholders, and would allow the providers like Meyer and the other physician directors, to repurchase their practices at very favorable rates.

     31. PRG's Board of Directors has a duty to its shareholders to pursue claims against all practices which are in default under their Service Agreements, including that of Meyer. Moreover, the Board of Directors has a duty to investigate and pursue claims against Meyer resulting from the failed tender offer and the misrepresentations he made therein. Additionally, the Board should terminate and seek reimbursement for the credit support transaction whereby defendants Meyer and Burch have been allowed to enrich themselves at the expense of PRG in the amount of $120,000.00 per month. Given the current structure of the illegally constituted Board, such actions are not likely to be taken. In fact, the Board has refused or failed to take such actions. Moreover, as long as Meyer and Burch remain in control, they will continue to manage the company solely for the benefit of Meyer and other providers, and not for the benefit of all shareholders.

                                      V.

                                   Count One
                                   ---------
                       Declaratory and Equitable Relief
                       --------------------------------
                 Dissolution of the Board and Special Election
                 ---------------------------------------------


     32. The facts and allegations contained in paragraphs 1 through 31 are incorporated herein by reference.

     33. Plaintiff seeks declaratory relief under Section 37.001, et. seq., Texas Civil Practice and Remedies Code, and injunctive relief as concerns the illegal constitution of PRG's Board of Directors.

     34. As set forth above, the defendants Meyer and Burch instigated and carried out a scheme resulting in an unlawful reconstitution of the Board of Directors of PRG in disregard of the rights of the shareholders to elect directors. Moreover, the Board of Directors, as presently constituted, consists of persons who do not fairly represent the interests of all of the shareholders.; because of the conflict of interest arising from their contractual relationships with the Company. The actions of Meyer, and of Burch as a member of the prior board, in scheming to have the prior board replaced, were taken for the primary purpose of interfering with the exercise of the shareholder franchise, and negating the possible actions that might have been taken against Meyer and others by the duly elected board on behalf of the shareholders.

     35. Plaintiff requests that this Court declare the actions taken by the Board on October 30, 1998 to be illegal, and that a special meeting of all shareholders be ordered to allow the election of new directors by the shareholders.

     36. Plaintiff requests recovery of its reasonable and necessary attorneys' fees and costs pursuant to Section 37.009, Texas Civil Practice and Remedies Code.

                                      VI.

                                   Count Two
                                   ---------
                         Request for Injunctive Relief
                         -----------------------------


     37. The facts and allegations contained in paragraphs 1 through 31 are incorporated herein by reference.

     38. As set forth above, Meyer and Burch have unlawfully seized control of PRG by carrying out a replacement of the board of directors without a shareholder vote. They are unlawfully continuing to manage PRG solely for the benefit of the providers, and not for the benefit of the shareholders. If they are allowed to proceed with their plan to restructure the Company, Plaintiff Alpert will be irreparably harmed, as the value of his shares and that of the other shareholders will be destroyed. Alpert has no adequate remedy at law to prevent the harm that he and other shareholders will suffer. No restructuring of the Company should take place until an independent board of directors is constituted.

     39. In order to preserve the status quo and the rights of Plaintiff and other similarly situated shareholders, Plaintiff asks this Court to preliminarily enjoin defendants Meyer and Burch from proceeding with their plan to restructure the Company, and from causing PRG to proceed with the consummation of the agreement between PRG and RAM. Moreover, on final hearing, Plaintiff seeks a permanent injunction enjoining defendants Meyer and Burch from proceeding with their plan to restructure the Company, and from causing PRG to proceed with the consummation of the agreement between PRG and RAM.

                                     VII.

                                  Count Three
                                  -----------
                 Breach of Fiduciary Duty and Duty of Loyalty
                 --------------------------------------------

     40. The facts and allegations contained in paragraphs 1 through 31 are incorporated herein by reference.

     41. At all times relevant to the facts giving rise to this suit, Burch has been serving on PRG's board of directors. As a director, he owes a fiduciary duty and a duty of loyalty to PRG and to its shareholders. Burch's acts which resulted in the appointment to the Board of Meyer and Meyer's friends to the Board were not in the best interests of PRG or its shareholders, and constituted a breach of his fiduciary duty and duty of loyalty. Moreover, Burch has acted, and continues to act, not in the best interests of PRG or its shareholders, but in the best interests of Meyer and the other providers. Burch's participation in the reconstitution of the Board has prevented an independent board from impartially evaluating and pursuing any claims which PRG may have against Meyer in connection with the failed tender offer, or in connection with the sums owed to PRG by Meyer's practice under the Service Agreement, and as such constitute a breach of the duty of loyalty and a breach of fiduciary duty. Burch and Meyer's plan to restructure the Company solely for the benefit of the providers is not in the best interest of the shareholders, and constitutes a further breach of their fiduciary duty and duty of loyalty. Moreover, the credit support agreement between Burch and PRG results in Burch, as a director, receiving an improper personal benefit, with no reasonable consideration flowing to PRG. Burch's acts have caused PRG, the Plaintiff and other similarly situated shareholders to suffer damages in an as yet undetermined amount.

     42. Since manipulating himself onto the Board of directors on October 30,1998, Meyer has served as a director of PRG. As a director, he owes a fiduciary duty and a duty of loyalty to PRG and to its shareholders. Since joining the Board, Meyer has acted, and continues to act, not in the best interests of PRG or its shareholders, but in the best interests of himself and the other providers. His assumption of the role of Chairman of the Board has prevented an independent board from impartially evaluating and pursuing any claims which PRG may have against him in connection with the failed tender offer, or in connection with the sums he owes PRG under the Service Agreement, and as such constitutes a breach of fiduciary duty and a breach of the duty of loyalty. Meyer and Burch's plan to restructure the Company solely for the benefit of the providers is not in the best interest of the shareholders, and constitutes a further breach of their fiduciary duty and duty of loyalty. Moreover, Meyer's acts regarding his reconstitution of the board and his plans to restructure the Company have resulted in Meyer's receipt of improper personal benefits. Additionally, the credit support agreement between Meyer and PRG results in Meyer, as a director, receiving an improper personal benefit, with no reasonable consideration flowing to PRG. Meyer's acts have caused PRG, Robert Alpert and other similarly situated shareholders to suffer damages in an as yet undetermined amount.

                            Request For Jury Trial
                            ----------------------

     Pursuant to Rule 216 of the Texas Rules of Civil Procedure, Plaintiff requests a trial by jury. Plaintiff tenders herewith the jury fee of $30.00.

     WHEREFORE, premises considered, Plaintiff Robert Alpert, on behalf of Physicians Resource Group, Inc. prays that Defendants and the Company be cited to appear and answer and that this Court grant the following relief:

     a. A temporary injunction be issued, after notice to Defendants and an evidentiary hearing, restraining Defendants directly or indirectly from proceeding with their plan to restructure the Company, and from causing PRG to proceed with the consummation of the agreement between PRG and RAM during the pendency of this action;

     b. A permanent injunction be issued, on final trial of this cause, enjoining Defendants directly or indirectly from proceeding with their plan to restructure the Company, and from causing PRG to proceed with the consummation of the agreement between PRG and RAM;

     c. An order declaring the actions of the prior board of October 30, 1998, resulting in a replacement of the board without a shareholder vote, to be illegal and to be annulled;

     d. An order requiring the present board to call a special election of the shareholders to vote on the election of new directors; and

     e. That judgment be entered in favor of Plaintiff for the benefit of Physicians Resource Group, Inc. and against Defendants Meyer and Burch for actual damages in an amount in excess of the minimum jurisdictional limits of this Court, together with prejudgment interest and post-judgment interest at the lawful rate, costs of court, and attorneys' fees under Section 37.009, Texas

Civil Practice and Remedies Code, and for such other and further relief, at law or in equity, to which the Plaintiff is justly entitled, and that Plaintiff have and recover from the defendant corporation, Plaintiff's reasonable expenses under Art. 5.14 (S)J, Texas Business Corporation Act.

                        Respectfully submitted,

                        CLEMENTS, O'NEILL, PIERCE & NICKENS, L.L.P.


                        By:
                           ----------------------------------------
                             Jacks C. Nickens
                             State Bar No. 15013800
                             Paul D. Flack
                             State Bar No. 18090400
                             Barbara A. Clark
                             State Bar No.  04270700
                             1000 Louisiana, Suite 1800
                             Houston, Texas  77002
                             (713) 654-7600
                             (713) 654-7690 Fax

                             ATTORNEYS FOR PLAINTIFF

                                 VERIFICATION
                                 ------------


STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)

     Before me, the undersigned Notary Public, on this day personally appeared ROBERT ALPERT, who, after being duly sworn, stated under oath that he is the Plaintiff in this action; that he has read the above petition; and that every statement contained in the petition is within his personal knowledge and is true and correct.


                                    /s/ Robert Alpert
                                    ------------------------------------
                                    ROBERT ALPERT



     SUBSCRIBED AND SWORN TO BEFORE ME, on the 20th day of April, 1999, to certify which witness may hand and official seal.


                                    /s/ Linda J. Stanley
                                    ------------------------------------
                                    Notary Public in and for the
                                    State of Texas
[seal]